Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF INTERACTIVE STRENGTH AND ERGATTA

The Acquisition

On March 11, 2026 (the “Closing”), Interactive Strength Inc., a Delaware corporation ("Interactive Strength" or the "Company") completed the acquisition of all of the outstanding equity interests of Ergatta Inc. ("Ergatta"), pursuant to the Agreement and Plan of Merger by and among Interactive Strength Inc., Ergatta Acquisition Corp., Ergatta Inc., and Securityholders’ Representative (the “Ergatta Agreement”) entered into on February 18, 2026 (the “Acquisition”). The aggregate purchase price for the Acquisition was approximately $13.3 million, which consisted of the issuance of 4.75 million shares of convertible Series D-1 Preferred Stock (the “Series D-1 Convertible Preferred Stock”) with an aggregate estimated fair value of approximately $7.7 million, cash consideration consisting of (i) of $2.1 million paid at Closing and (ii) $1.75 million in deferred cash evidenced by a senior secured promissory note delivered at Closing and maturing on April 27, 2027, an agreement to fund certain Ergatta transaction expenses of approximately $0.2 million (which will be paid by the combined Company following the Closing), and contingent cash consideration payable on April 30, 2027 with an estimated fair value of $1.6 million. The amount of the contingent cash consideration will be based on Ergatta's 2026 Free Cash Flow (as defined in the Merger Agreement), less $1.75 million, multiplied by 2.0, with a maximum payment of $3.5 million.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical consolidated financial statements of Interactive Strength and Ergatta after giving effect to the Acquisition. The unaudited pro forma financial information is intended to provide you with information about how the Acquisition might have affected the Company’s historical financial statements.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical balance sheets of Interactive Strength and Ergatta on a pro forma basis as if the Acquisition had occurred on such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical statements of operations of Interactive Strength and Ergatta for such periods on a pro forma basis as if the Acquisition had been consummated on January 1, 2025. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the aforementioned Acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available preliminary information and certain assumptions that the Company believes are reasonable under the circumstances. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Acquisition, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies. In addition, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the Company’s results of operations and financial position for any future period. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

The following unaudited pro forma condensed combined financial information gives effect to the following:

•
the Acquisition, inclusive of the following:
•
reclassification of certain historical financial information of Ergatta to conform to the Company’s presentation of similar assets, liabilities, revenues and expenses;
•
the payment of consideration for the Acquisition, including the issuance of Series D-1 Convertible Preferred Stock, recognition of contingent consideration at fair value, issuance of the secured loan, and cash consideration;
•
the preliminary allocation of the estimated purchase price to the acquired assets and assumed liabilities, as well as related estimated adjustments to expenses (e.g. amortization expense); and
•
the related income tax effects of the pro forma adjustments.

The Acquisition will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the total estimated purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed of Ergatta based on a preliminary estimate of their fair value. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed, additional information on the fair value of the assets and liabilities becomes available, and final appraisals and analyses are completed. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Ergatta may change the amount of the purchase price allocable to goodwill for such Acquisition and could have a material impact on the accompanying unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared using the following financial statements:

•
The audited financial statements and accompanying notes of Interactive Strength, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (the "SEC") on March 31, 2026 (the “2025 10-K”).
•
The audited financial statements of Ergatta and the related notes thereto included as Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company's and Ergatta's historical financial statements described above, and the accompanying notes to the unaudited pro forma condensed combined financial information, which describe the assumptions and estimates underlying the adjustments set forth therein.

INTERACTIVE STRENGTH, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(Amounts in thousands, except per share amounts)

		Pro Forma
	Interactive	Ergatta	Ergatta
	Strength	(as reclassified)	Transaction		Pro Forma
	(Historical)	(Note 2)	Adjustments	Notes	Combined
ASSETS
Current Assets:
Cash and cash equivalents	512	3,524	(2,075)	4(a)	371
			325	4(a)
			(1,915)	4(c)
Accounts receivable, net	2,614	100	-		2,714
Inventories, net	3,748	842	-		4,590
Vendor deposits	377	-	-		377
Loan receivable	6,592	-	-		6,592
Prepaid expenses and other current assets	860	1,332	-		2,192
Total current assets	14,703	5,798	(3,665)		16,836
Property and equipment, net	379	53	-		432
Right-of-use assets	317	-	-		317
Intangible assets, net	7,863	1,833	7,967	4(b)	17,663
Long-term inventories, net	3,583	-	-		3,583
Vendor deposits long term	1,825	-	-		1,825
Goodwill	15,545	-	3,684	4(e)	19,229
Other assets	2,628	5	-		2,633
Total assets	$46,843	7,689	7,986		62,518
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:			-
Accounts payable	8,981	609	174	4(a)	10,056
			292	4(f)
Accrued expenses and other current liabilities	4,842	736	1,587	4(a)	7,165
Operating lease liability, current portion	159	-	-		159
Deferred revenue	1,317	2,986	-		4,303
Loan payable	8,823	1,773	(1,773)	4(c)	10,573
			1,750	4(a)
Income tax payable	7	-	-		7
Derivatives	243	-	-		243
Convertible note payable	6,913	-	-		6,913
Total current liabilities	31,285	6,104	2,030		39,419
Operating lease liabilities, net of current portion	171	-	-		171
Other long-term liabilities	1,753	-	-		1,753
Warrant liabilities	408	-	-		408
Loan payable non-current	1,794	142	(142)		1,794
Convertible note payable, noncurrent	2,738	-	-		2,738
Deferred revenue, non-current	-	157	-		157
Series D-1 preferred stock	-	-	7,676	4(a)	7,676
Total liabilities	$38,149	6,403	9,564		54,116
Series E preferred stock, par value $0.0001; 1,300,000 shares authorized as of December 31, 2025 and 0 shares authorized as of December 31, 2024; 1,300,000 and 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.	2,304	-	-		2,304
Stockholder's equity:
Series A preferred stock, par value $0.0001; 10,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 4,414,745 and 4,658,737 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.	1	-	-		1
Series B preferred stock, par value $0.0001; 1,500,000 shares authorized as of December 31, 2025 and December 31, 2024; 408,775 and 1,500,000 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.	-	-	-		-
Series C preferred stock, par value $0.0001; 5,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 1,534,921 and 2,861,128 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.	1	-	-		1
Common stock, par value $0.0001; 900,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 307,516 and 140,210 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively.	-	-	-		-
Additional paid-in capital	233,817	-	-		233,817
Accumulated other comprehensive income	113	-	-		113
Accumulated deficit	(227,542)	-	(292)	4(f)	(227,834)
Historical Ergatta equity		1,286	(1,286)	4(d)	-
Total stockholders' equity	6,390	1,286	(1,578)		6,098
Total liabilities, preferred stock and stockholders' equity	$46,843	7,689	7,986		62,518

INTERACTIVE STRENGTH, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2025

(Amounts in thousands, except per share amounts)

			Pro Forma
	Interactive Strength Historical	Ergatta Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$11,530	$12,443	$-		$23,973
Cost of revenue	(10,617)	(5,219)	-		(15,836)
Gross profit	913	7,224	-		8,137
Operating expenses:
Research and development	2,918	2,260	-		5,178
Sales and marketing	2,268	2,117	2,625	5(a)	7,010
General and administrative	15,585	1,791	293	5(b)	17,669
			-	5(d)
Total operating expenses	20,771	6,168	2,918		29,857
Loss from operations	(19,858)	1,056	(2,918)		(21,720)
Other income (expense), net:
Other income (expense), net	(1,004)	(2)	-		(1,006)
Interest expense	(11,781)	(503)	301	5(c)	(11,983)
Interest income	1,552	103	-		1,655
Gain (loss) upon extinguishment of debt and accounts payable	2,702	-	-		2,702
Loss on issuance of warrants	-	-	-		-
Change in fair value of convertible notes	28,628	-	-		28,628
Change in fair value of earnout	241	-	-		241
Change in fair value of derivatives	482	-	-		482
Change in fair value of digital assets	(27,743)	-	-		(27,743)
Change in fair value of warrants	2,813	-	-		2,813
Total other income (expense), net	(4,110)	(402)	301		(4,211)
Loss before provision for income taxes	(23,968.0)	654.0	(2,617)		(25,931)
Income tax expense	-	(3)	-	5(e)	(3)
Net loss attributable to common stockholders	(23,968)	657	(2,617)		(25,934)
Net loss per share - basic and diluted	$(171.77)	-	$-		$(185.86)
Weighted average common stock outstanding - basic and diluted	139,536	-	-		139,536

INTERACTIVE STRENGTH INC.

UNAUDITED NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and Article 11 of Regulation S-X. The accompanying pro forma financial information is based on the historical consolidated financial statements of Interactive Strength and the historical financial statements of Ergatta after giving effect to the Acquisition, as well as certain reclassifications (see Note 2).

The pro forma financial information was prepared using the acquisition method of accounting in accordance with ASC 805 with the Company as the acquirer of Ergatta. Under the acquisition method of accounting, the Company will record the preliminary estimated fair value of assets acquired and liabilities assumed from Ergatta upon acquisition date, March 11, 2026. Fair value is defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The preliminary allocation of the estimated purchase price is based upon management’s estimates based on information currently available and is subject to revision as a more detailed analysis is completed and as additional information on the fair value of the assets and liabilities becomes available and final appraisals and analysis are completed. The Company is still evaluating the fair value of intangible assets and deferred taxes, in addition to ensuring all other assets and liabilities and contingencies have been identified, valued and recorded. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Ergatta may change the amount of the purchase price allocable to goodwill and could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical balance sheets of Interactive Strength and Ergatta on a pro forma basis, as if the Acquisition had occurred on such date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical statements of operations of Interactive Strength and Ergatta for such periods on a pro forma basis as if the Acquisition had been consummated on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

•
The Company’s audited consolidated balance sheet as of December 31, 2025, and consolidated statement of operations for the year ended December 31, 2025, both included in the 2025 10-K.
•
Ergatta’s audited financial statements as of and for the year ended December 31, 2025 filed as exhibit 99.2 to this Current Report on Form 8-K/A.

The foregoing historical financial statements have been prepared in accordance with US GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information (see Notes 4 and 5). Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Acquisition taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Acquisition.

2. Accounting Policies and Reclassifications

During the preparation of the unaudited pro forma condensed combined financial information, the Company performed a preliminary analysis to identify differences in the Company’s and the Ergatta’s historical financial statement presentation and significant accounting policies. Based on its initial analysis, the Company did not identify any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. However, certain reclassification adjustments have been made to conform the Ergatta historical financial statement captions to the Company’s financial statement captions in the unaudited pro forma condensed combined financial statements.

As more information becomes available, the Company will finalize its comprehensive review of financial statement presentation and accounting policies. Therefore, the pro forma financial information may not reflect all reclassifications necessary to conform the Ergatta presentation to that of Interactive Strength due to limitations on the availability of information as of the date of this Current Report on Form 8-K/A. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

The following sets forth the reclassification adjustments made to conform the Ergatta presentation to Interactive’s presentation in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 (in thousands):

Ergatta caption	Interactive caption	Historical Ergatta as Reported	Reclassification Adjustment	Note	Ergatta as Reclassified
ASSETS	ASSETS
Current Assets:	Current Assets:
Cash	Cash and cash equivalents	3,524			3,524
Accounts receivable	Accounts receivable, net	100			100
Inventory	Inventories, net	842			842
	Vendor deposits	-			-
	Loan receivable	-			-
Prepaid expenses and other current assets	Prepaid expenses and other current assets	1,332			1,332
Total current assets	Total current assets	5,798	-		5,798
Property and equipment, net	Property and equipment, net	1,886	(1,833)	2(a)	53
Operating lease right-of-use assets	Right-of-use assets	-			-
	Intangible assets, net	-	1,833	2(a)	1,833
	Long-term inventories, net	-			-
	Vendor deposits long term	-			-
	Goodwill	-			-
Other assets	Other assets	5			5
Total assets	Total assets	7,689	-		7,689

LIABILITIES	LIABILITIES
Current Liabilities:	Current Liabilities:
Accounts payable	Accounts payable	609			609
Accrued expenses and other current liabilities	Accrued expenses and other current liabilities	736			736
Operating lease liabilities, current	Operating lease liability, current portion	-			-
Deferred revenue, current	Deferred revenue	2,986			2,986
Notes payable, net, current	Loan payable	1,773			1,773
	Income tax payable	-			-
	Derivative liabilities	-			-
	Convertible note payable	-			-
Total current liabilities	Total current liabilities	6,104	-		6,104
	Operating lease liabilities, net of current portion	-			-
	Warrant liabilities	-			-
Notes payable, net, non-current	Loans payable, non-current	142			142
	Other long-term liabilities	-			-
Deferred revenue, non-current		157			157
	Convertible note payable, noncurrent	-			-
Total liabilities	Total liabilities	6,403	-		6,403

The following reclassification adjustments were made to the Ergatta balance sheet as of December 31, 2025:

2(a) Represents an adjustment to reclassify software-related assets from property and equipment into intangible assets to conform with the Company’s presentation of intangible assets.

The following sets forth the reclassification adjustments made to conform the Ergatta presentation to Interactive Strength’s presentation in the unaudited pro forma statement of operations for the year ended December 31, 2025 (in thousands):

		For the Twelve Months Ended December 31, 2025
Ergatta caption	Interactive caption	Ergatta	Reclassifications	Note		Ergatta as Reclassified
Net revenue	Revenue	$12,443				$12,443
Cost of revenue	Cost of revenue	(5,219)				(5,219)
Gross profit	Gross profit (loss)	7,224	-		-	7,224
Operating expenses:	Operating expenses:
Research and development	Research and development	2,260				2,260
Selling and marketing	Sales and marketing	2,117				2,117
General and administrative	General and administrative	1,839	(48)	2(b)		1,791
Impairment (reversal) expense		(48)	48	2(b)		-
Total operating expenses	Total operating expenses	6,168	-			6,168
Income (loss) from operations	Loss from operations	1,056	-			1,056
Other expense, net:	Other income (expense), net:
Other expense, net	Other income (expense), net	(2)				(2)
Interest expense	Interest expense	(503)				(503)
Interest income	Interest income	103				103
	Gain (loss) upon extinguishment of debt and accounts payable					-
	Loss on issuance of warrants					-
	Change in fair value of convertible notes					-
	Change in fair value of earnout					-
	Change in fair value of derivatives					-
	Change in fair value of digital assets					-
	Change in fair value of warrants					-
Total other expense, net	Total other income (expense), net	(402)	-			(402)
Net income (loss) before income taxes	Loss before provision for income taxes	654	-			654
Income tax benefit	Income tax expense	(3)				(3)
Net income (loss)	Net loss attributable to common stockholders	657	-			657

The following reclassification adjustments were made to the Ergatta statements of operations for the year ended December 31, 2025:

2(b) Represents an adjustment to reclassify a reversal of prior year impairment expense into general and administrative expenses.

3. Preliminary Consideration and Fair Value Estimate of Assets Acquired and Liabilities Assumed

The Company will account for the Acquisition as a business combination in accordance with US GAAP. Accordingly, for purposes of preparing the unaudited pro forma condensed combined financial information, the estimated purchase price attributable to the Acquisition has been allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. Upon the closing of the Acquisition, Interactive Strength paid aggregate estimated consideration of approximately $13.3 million, which consisted of the following:

Cash paid at closing	$2,075
Seller transaction expenses	174
Secured note	1,750
Series D-1 preferred stock	7,676
Estimated fair value of contingent consideration	1,587
Total Purchase Price	$13,262

The Company assessed the classification of the Series D-1 Preferred Stock provided as consideration in the Acquisition and determined it to be a liability pursuant to ASC 480 – Distinguishing Liabilities from Equity, as the conversion feature within the Series D-1 Preferred Stock does not expose to holders to the risks and rewards of equity ownership. The Company will record the Series D-1 Preferred Stock initially at fair value and will subsequently remeasure the Series D-1 Preferred Stock at fair value through current period earnings.

The following table sets forth the preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of the fair values, as if the Acquisition had been completed on December 31, 2025 (in thousands):

As of December 31, 2025
Estimated fair value of consideration transferred	$13,262
Estimated fair value of assets acquired and liabilities assumed
Cash & cash equivalents	1,934
Accounts receivable	100
Inventory	842
Prepaid expenses and other current assets	1,332
Property and equipment	53
Other assets	5
Intangible assets	9,800
Accounts payable	(609)
Accrued expenses and other current liabilities	(736)
Deferred revenue, current	(2,986)
Deferred revenue, non-current	(157)
Total estimated fair value of net assets acquired	9,578
Estimated goodwill	$3,684

The pro forma purchase price allocation presented in the table above is preliminary and based on the Ergatta balance sheet as of December 31, 2025 The estimated fair value of the assets acquired and liabilities assumed are based upon available information and certain assumptions. The final determination of the purchase price allocation will be completed as soon as practicable but no later than one year after the date of acquisition and will be based on the fair value of the assets acquired and liabilities assumed as of the closing date. Accordingly, the pro forma purchase price allocation is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities becomes available, including receipt of final appraisals of the net assets acquired. A change in the fair value of the net assets may change the amount of purchase price allocable to goodwill and could have a material impact on the amount of expense included in the accompanying unaudited pro forma condensed combined statements of income.

4. Adjustments to unaudited pro forma condensed combined balance sheet

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025:

4(a) Reflects the estimated total preliminary consideration for the Acquisition of approximately $13.3 million comprised of 4.75 million shares of convertible Series D-1 Preferred Stock (the “Series D-1 Convertible Preferred Stock”) with an aggregate fair value of approximately $7.7 million, cash consideration consisting of $2.1 million paid at Closing, recognition of the $1.75 million senior secured promissory note, recognition accounts payable related to certain Ergatta transaction expenses of approximately $0.2 million which will be paid by the combined Company following the Closing, and recognition of contingent cash consideration with a fair value of $1.6 million. Also reflects $0.3 million of the cash consideration that will remain with Ergatta after closing.

4(b) Reflects a net adjustment to recognize the estimated fair value of the identifiable intangible assets acquired in the Acquisition. The preliminary estimated fair value and the useful life of the intangible assets is as follows (in thousands):

			Estimated amortization expense
	Estimated fair value	Estimated useful life (years)	For the year ended December 31, 2025
Developed technology - software	2,400	5	480
Customer-related intangible - DTC	5,300	2	2,650
Customer-related intangible - License	1,300	6	217
Trademarks and trade name	800	9	89
Total estimated fair value of acquired intangible assets	$9,800		$3,436
Carrying value of Ergatta intangible assets	1,833
Pro forma adjustment	$7,967

The preliminary fair value of each of the intangible assets was estimated using the income approach. The income approach converts future expected cash flows to a discounted amount. The fair value measurement is determined on the basis of the value indicated by current market expectations about such future amounts.

4(c) Reflects an adjustment to derecognize a previously existing loan using the seller’s cash on hand which is also reflected in this adjustment

4(d) Reflects the elimination of Ergatta’s historical equity balances, including both preferred and common shares, additional paid-in capital, and the accumulated deficit. These items are presented within one line item, “Ergatta historical equity” on the pro forma balance sheet as of December 31, 2025.

4(e) Reflects a net adjustment to recognize the preliminary estimated goodwill expected to arise from the Acquisition. See Note 3 for significant estimates and assumptions used to determine the preliminary estimate of goodwill for the purpose of preparing the unaudited pro forma condensed combined financial information.

4(f) Reflects an adjustment to recognize payables for incremental non-recurring Company transaction costs related to the Acquisition that are presented in adjustment 5(b) on the condensed combined statement of operations.

5. Adjustments to unaudited pro forma condensed combined statement of operations

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025:

5(a) Reflects the estimated amortization expense resulting from the Acquisition related to the acquired finite-lived intangible assets, which was calculated assuming a straight-line method of amortization based on the preliminary estimated fair value and useful lives presented in Note 4(b) above.

For the year ended December 31, 2025
Estimated amortization expense for acquired intangibles	$3,436
Less: Historical Ergatta amortization expense	810
Pro forma adjustment	$2,625

The amount of amortization expense will ultimately be based on the periods in which the associated economic benefits are expected to be derived and the pattern of benefit for each intangible asset, and therefore, the amount reported after the Acquisition may differ significantly between periods based upon the final values assigned and amortization methodology used for each asset.

A 10% increase or decrease in the estimated fair value of the intangible assets would cause an increase or decrease of $0.3 million and $0.3 million, respectively, to the amortization amounts as presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025.

5(b) Reflects an adjustment to record incremental non-recurring Company transaction costs related to the Acquisition.

5(c) Reflects a net adjustment to reverse interest expense related to the Ergatta loan extinguished as part of the Acquisition and to reflect an increase to interest expense related to the secured note included as part of consideration, as described in Note 4(a).

5(d) The unaudited condensed combined pro forma statement of operations for the period ended December 31, 2025 does not include an adjustment to recognize incremental stock compensation expense related to preferred stock awards granted to certain Ergatta employees upon closing, the value of which is primarily based Ergatta achieving certain free cash flow targets during 2026 and 2027. These grants represent new compensatory arrangements, and not replacement awards, and therefore will be accounted for outside the acquisition. Ergatta’s actual financial performance for the year ended December 31, 2025 did not achieve the free cash flow targets and therefore these grants would have had zero value.

5(e) The Company has not reflected any estimated income tax impact related to the Acquisition in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, because it does not anticipate the impact to be material due to the Company’s history of losses and it's full valuation allowance maintained against net deferred tax assets. The Company expects that it will continue to have a full valuation allowance against its net deferred tax assets subsequent to the transaction.

6. Loss per share

Pro forma basic and diluted loss per share has been adjusted to reflect the pro forma adjustments herein for the year ended December 31, 2025. The following table sets forth the computation of pro forma combined basic and diluted net loss per share (in thousands, except share and per share amounts):

For the Year Ended December 31, 2025
Pro forma net income (loss) attributable to Interactive Strength, Inc.	$(25,934)

Interactive historical weighted-average shares of common stock outstanding - basic and diluted	139,536
Pro forma weighted-average shares of common stock outstanding - basic and diluted	139,536

Pro forma earnings (loss) per share attributable to Interactive common stockholders	$(185.86)